Agree Realty Press Release

FARMINGTON HILLS, Mich., Feb. 16, 2011 /PRNewswire/ -- This morning, Borders Group, Inc. (NYSE: BGP) and certain of its subsidiaries, including Borders, Inc., filed a bankruptcy petition under Chapter 11 and an anticipated store closing list with the bankruptcy court.

Agree Realty Corporation (the "Company") currently has 14 properties leased to Borders, Inc. under triple net leases, including 13 retail properties and the Borders Group, Inc. corporate headquarters in Ann Arbor, Michigan.  Two of the Borders retail locations are not occupied by Borders, but are occupied by subtenants under sublease agreements.  The Company records annualized rental revenues of approximately $7.4 million, including approximately $1 million in non-cash rental revenues annually, from Borders, Inc. The revenue from Borders amounts to approximately 20% of the Company's annualized base rental revenues.  Borders filed an anticipated store closing list with the bankruptcy court that included five of the Company's properties, which five stores generate approximately $2.6 million of the Company's annualized base rental revenues.  The various leases are with Borders, Inc. and are guaranteed by Borders Group, Inc.

The Company has provided substitute borrowing base properties to replace Borders stores under its $55 million credit facility, and the credit facility banks have acknowledged that the financial condition of Borders and any default under any of the non-recourse loans secured by a property leased to Borders shall not be deemed a default under the credit facility.

"We wish Borders success in their plans announced today to restructure and operate under Chapter 11," said Joey Agree, President and Chief Operating Officer of the Company. "While uncertainty has clouded Borders for the past three years, our organization has anticipated such an event and worked to diversify our portfolio with leading national retailers."

The Company has filed a current report on Form 8-K with the SEC regarding the bankruptcy.  The Company is engaged in the ownership, management and development of properties which are primarily single tenant properties leased to major retail tenants and neighborhood community shopping centers. The Company owns and operates a portfolio of 80 properties, located in 17 states and containing 3.5 million square feet of leasable space.

The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These forward-looking statements represent the Company's expectations, plans and beliefs concerning future events. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company's best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements. Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2009. Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

For additional information, visit the Company's home page on the Internet at http://www.agreerealty.com.

CONTACT: Alan Maximiuk, Chief Financial Officer, +1-248-737-4190